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                                AMENDMENT NO. 1
                     TO ASSET PURCHASE AND SALE AGREEMENT


     THIS AMENDMENT is hereby made and entered into effective this ____ day of _________, 2000, by and between COACH & CAMPERS OF KNOXVILLE, LLC, a Tennessee limited liability company, ("Seller"), DONALD HANNAY II, individually, ("Hannay"), GAINES WALKER, individually, ("Walker") and JEFFERY SHARP, individually, ("Sharp") (hereafter Hannay, Walker and Short may collectively be referred to as "Members"), and iRV - KNOXVILLE, INC., a Colorado corporation and a wholly owned subsidiary of iRV, Inc., a Colorado corporation, ("Buyer").

                                  WITNESSETH

     WHEREAS, Seller, Buyer and Hannay entered into a certain Asset Purchase Agreement dated as of March 8, 2000 (the "Agreement") pursuant to which Buyer purchased and Seller sold substantially all of the assets of Seller used in connection with the ownership and operation of an RV dealership located in Knoxville, Tennessee (the "Business" or the "Dealership"); and

     WHEREAS, the parties desire to amend the terms of the Agreement to the extent provided below and otherwise clarify the respective rights and obligations of the parties under the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, the receipt and sufficiency whereof are hereby acknowledged, the parties agree as follows:

     1. RENTAL UNIT NOTES. The parties acknowledge that Seller is indebted under the following promissory notes:

          Sharp Note

               Holder:                       Jeffery Sharp
               Date:                         September 22, 1999
               Original Principal Amount:    $66,629.00
               Rate of Interest:             9.74%
               Security:                     2000 Thor Windsport RV - 34 feet

          Walker Note

               Holder:                       Gaines Walker
               Date:                         September 23, 1999
               Original Principal Amount:    $60,488.00
               Rate of Interest:             9.75%
               Security:                     2000 Thor Windsport RV - 30 feet

          a. The parties acknowledge and agree that the Sharp Note and Walker Note were issued in connection with the agreement of Sharp and Walker, respectively, to sell and Seller to purchase the 2000 Thor Windsport RVs which constitute the collateral security under the Notes (the "Rental RVs" or "RV Rental Units"). Under the agreement between Seller, Sharp and Walker, Seller has been given the right to utilize the Rental RVs as rental units, subject to the continuing security agreement covering the Rental RVs held by Sharp and Walker, respectively, which has been perfected by Sharp and Walker retaining title to the Rental RVs, until such time as the Sharp Note and Walker Note, respectively have been retired and paid in full.

          b. It is also acknowledged and agreed that the RV Rental Unit forming the subject matter of the Sharp Note is subject to a promissory note made by Sharp and currently held by Commonwealth Bank, Valley Forge, Pennsylvania, Loan No. 5553303791 (the "Commonwealth Note") in the approximate principal amount of $65,300. It is also acknowledged and agreed that the RV Rental Unit forming the subject matter of the Walker Note is subject to a promissory note made by Walker and currently held by Bayview Credit, Loan No. 66900149279 (the "Bayview Note") in the approximate principal amount of $59,300. The Commonwealth and Bayview Notes are each secured by a security interest in the Rental RVs forming the subject matter thereof.

          c. In connection with the foregoing, the parties covenant and agree as follows:

               i. Buyer agrees to assume from Seller and pay the Sharp Note and Walker Note in the manner hereinbelow provided. Sharp and Walker consent to such assignment and assumption, without waiving the right under the Notes to consent to future assignments.

               ii. Sharp and Walker hereby grant to Buyer the right to use the Rental RVs in the ordinary course of business for its own account and, upon payment in full of the Sharp Note (and Commonwealth Note) and the Walker Note (and Bayview
                    Note), in the manner set forth below each agrees to transfer and assign to the Buyer title to the respective Rental RVs subject to each respective promissory note.

               iii. Commencing June 13, 2000 and continuing on or before the
                    13th day of each succeeding month, Buyer agrees to pay the sum of $1,668.14, principal and interest, per month to Bayview Credit and the sum of $1,831.86, principal and interest, per month to Commonwealth Bank until such time as the Commonwealth Note and Bayview Note have been paid in full or refinanced, whichever occurs sooner.

               iv. Buyer's payments to Commonwealth Bank and Bayview Credit, respectively, shall also be credited against and be deemed to satisfy all payment obligations of Buyer under the Sharp Note and Walker Note, respectively; and the retirement and payment in full of the Commonwealth Note and Bayview Note shall be deemed the retirement and payment in full of the Sharp Note and Walker Notes, respectively.

               v. Sharp and Walker each respectively waive all defaults and all claims arising in favor of each by virtue of any default under the respective Notes up to the date hereof.

               vi. Commencing June 2000, Buyer shall provide Sharp and Walker each with written confirmation that payments under the Commonwealth Note and Bayview Note have been made, as well as written confirmation that Buyer has maintained all premium payments due under the insurance coverage maintained for the Rental RVs, which shall at all times be sufficient to retire the Commonwealth and Bayview Notes.

               vii. Notwithstanding the foregoing, Buyer agrees that once it has determined that it will be able to sell the Rental RVs at a price that would permit the repayment in full of the Commonwealth Note and Bayview Note, it agrees to exercise reasonable effort to effect the sale of the Rental RVs and thereby retiring the underlying Notes, i.e., the Commonwealth, Bayview, Sharp and Walker Notes.

               vii. It is agreed that in the future a default under the
                    Commonwealth Note shall constitute a default under the Sharp Note and a default under the Bayview Note shall constitute a default under the Walker Note.

     2. HANNAY CONSULTING AGREEMENT. Pursuant to the terms of the Agreement, Buyer has entered into a Consulting Agreement with Hannay. It is agreed that Hannay will continue to serve as a consultant to Buyer for the months of June and July 2000 and for those consulting services shall be paid by Buyer the sum of $1,000 per week. The parties agree that the Consulting Agreement and all obligations of Buyer to Hannay under the Agreement with respect to the Consulting Agreement shall terminate on July 21, 2000.

     3. HANNAY RESTRICTIVE STOCK. Notwithstanding any provision of the Agreement to the contrary, Buyer shall issue to Hannay and Hannay agrees to accept from Buyer 30,000 shares of common stock of iRV, Inc. Such shares shall be "restricted securities" under the Securities Act of 1933, as amended, and accordingly the certificate evidencing same shall bear the Company's customary restrictive legend. Hannay agrees that the grant of 30,000 shares shall constitute full satisfaction of all obligations of Buyer to issue shares of common stock to Hannay under the Agreement.

     4. COMMON STOCK OPTIONS TO WALKER AND SHARP. In consideration of the covenants contained herein, iRV agrees to grant each to Walker and Sharp non-qualified stock options exercisable for a period of three (3) years to purchase 20,000 shares of iRV, Inc. common stock at an exercise price of $1.25 per share. The form of non-qualified stock option certificate shall be substantially in the form attached to this Agreement as Exhibit A.

     5. ATTORNEYS' FEES. In consideration of the covenants contained herein, Buyer agrees to pay to the law firm of Long, Ragsdale & Waters the sum of $900 for services which they have rendered on behalf of Walker, Sharp and Seller in connection with this Amendment.

     6. AMENDMENT; SEVERABILITY. Except as expressly provided for herein, all other terms, conditions, covenants set forth in the Agreement shall continue in full force and effect. The terms of this Amendment are intended to supersede and modify the terms of the Agreement; and in the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                              COACH & CAMPERS OF KNOXVILLE, LLC,
                              a Tennessee limited liability company


                              By:
                                 -------------------------------------
                                 -------------------------------------



                              /s/ Donald Hannay II
                              -----------------------------------------
                              DONALD HANNAY II


                              /s/ Gaines Walker
                              -----------------------------------------
                              GAINES WALKER


                              /s/ Jeffery Sharp
                              -----------------------------------------
                              JEFFERY SHARP


                              iRV, INC., a Colorado corporation


                              By: /s/ Bradley Smith
                                 --------------------------------------
                                 Bradley Smith, Chief Financial Officer